Exhibit 6.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) is entered into as of Aug 13, 2020 (“Effective Date”), by and between Ark7 Properties LLC, a series LLC (“Ark7 Properties” or “Assignor”), Ark7 Properties Series #KYLBE LLC, a registered series of Ark7 Properties LLC (“KYLBE”) and Ark7 Properties Series #MHQNN LLC, a registered series of Ark7 Properties LLC (“MHQNN”). KYLBE and MHQNN are referred to individually, as an “Assignee” and collectively, as “Assignees”. Ark7 Properties, KYLBE, and MHQNN shall be referred individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Ark7 Properties LLC, a series LLC formed under the state laws of Delaware, is the parent LLC;

WHEREAS, KYLBE is an individual registered series of Ark7 Properties LLC, a series LLC, formed under the state laws of Delaware;

WHEREAS, MHQNN is an individual registered series of Ark7 Properties LLC, a series LLC, formed under the state laws of Delaware;

WHEREAS, the Assignor has executed certain loan documents and a Promissory Note dated November 22, 2019 (collectively the “Loan”) with First Republic Bank (“Lender”) in order to obtain a loan in the amount of One Million Five Hundred Twelve Thousand and Five Hundred Dollars ($1,512,500.00). A copy of the loan documents is attached hereto as Exhibit A;

WHEREAS, the Promissory Note is secured by Deed of Trust (“Deed of Trust”) for two real estate property located in the county of Alameda, State of California with street address known as 2924 Mabel Street, Berkeley, CA 94702 and 3102 California Street, Berkeley, CA 94703;

WHEREAS, the Assignor has utilized half of the loan proceeds obtained from Lender to acquire a real estate property located at 2924 Mabel Street, Berkeley, CA 94702 with Assessor’s Parcel No. 053-1628-002-01 (“Mabel Street Property”) and utilized the other half of the proceeds to acquire a real estate property located at 3102 California Street, Berkeley, CA 94703 with Assessor’s Parcel No. 052-1542-001 (“California Street Property”);

WHEREAS, Assignor desires to assign all of the Assignor’s rights, title, interest, obligations in the Mabel Street Property to MHQNN, and MHQNN, as an Assignee, has agreed to accept such assignment and assume all of Assignor’s rights, title, interest in the Mabel Street Property as well as obligations and liabilities in the Mabel Street Property, including but not limited to debt liability, owed by the Assignor to the Lender; Assignor desires to assign all of the Assignor’s rights, title, interest, obligations in the California Street Property to KYLBE, and KYLBE, as an Assignee, has agreed to accept such assignment and assume all of Assignor’s rights, title, interest in the California Street Property as well as obligations and liabilities in the California Street Property, including but not limited to debt liability, owed by the Assignor to the Lender;

WHEREAS, under Section 19 of the Promissory Note and Section 2.15 of the Deed of Trust relating to assignments and transfers, the Lender’s consent is required to transfer the Mabel Street Property to MHQNN and the California Street Property to KYLBE. Assignor has requested and Lender has agreed to the foregoing transfers of the Mabel Street Property and the California Street Property.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual terms, conditions, promises, representations, warranties, and covenants set forth herein along with the foregoing Recitals which are incorporated into this Agreement by reference, and for other good and valuable consideration whereby the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Assignment. Effective as of the date first written above, the Assignor hereby assigns, transfers and conveys to the MHQNN all of Assignor’s right, title, benefit, privileges and interest in and to, and all Assignor’s burdens, obligations and liabilities in connection with the Mabel Street Property; Assignor also hereby assigns, transfers and conveys to KYLBE all of Assignor’s right, title, benefit, privileges and interest in and to, and all Assignor’s burdens, obligations and liabilities in connection with the California Street Property.

2.       Assumption. MHQNN hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provision and covenant and to pay and discharge all of the liabilities of the Assignor to be observed, performed, paid or discharged in connection with the Mabel Street Property; KYLBE hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provision and covenant and to pay and discharge all of the liabilities of the Assignor to be observed, performed, paid or discharged in connection with the California Street Property . All contracts hereby contributed and assigned to each Assignee shall be deemed to have been contributed and assigned effective as of the date first written above, except to the extent that any consents are required for such assignment, in which case such contracts shall be deemed to be assigned automatically upon obtaining such consent, but pending such assignment, each Assignee shall be responsible for its respective portion of the Assignor’s obligations under such contract.

3.       Continuance of Original Loan. Except as expressly modified and/or supplemented by this Agreement, all the other terms in the Loan remain in full effect and continue to bind the parties, including the prohibition against further assignments without the Lender’s express written consent.

4.       Representations.

a)	Assignor’s Representation. The assignment provided for herein shall be without representation or warranty by, and without recourse to, Assignor, except that Assignor represents and warrants as follows:

i)	Assignor is a series LLC duly organized, validly existing and in good standing under the laws of Delaware;

ii)	Assignor has the full power, authority and legal right to sell, assign and transfer the Loan and to execute, deliver and perform this Agreement;

iii)	Assignor has duly authorized, executed and delivered this Agreement and, assuming the due authorization, execution and delivery by both Assignees, this Agreement constitutes the legal, valid and binding agreement of Assignor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

iv)	Assignor is the legal, beneficial, and sole owner of the interests assigned under this Agreement and the Loan; and It is transferring the Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Loan;

v)	Assignor has not previously assigned its rights under the Loan to any party;

vi)	Assignor is not in default or in breach of any material term of the Loan;

vii)	Assignor has performed all obligations under the Loan.

b)	Assignees’ Representation. Each Assignee hereby represents, warrants and covenants as follows:

i)	Assignee is duly organized, validly existing and in good standing under the laws of Delaware;

ii)	Assignee has the full power, authority and legal right to assume the Loan, and to execute, deliver and perform this Agreement;

iii)	Assignee has duly authorized, executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Assignor, this Agreement constitutes the legal, valid and binding agreement of each respective Assignee, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

5.        Further Assurances. Each of the Parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of any other Party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

6.       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each Assignee and the Assignor and to their respective legal representatives, successors and assigns.

7.       No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement or existing at law or equity shall impair any right, power or remedy which any Party may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies or an acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any Party be deemed a waiver of any default. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.       Amendment. No supplement, modification or amendment of this Agreement shall be binding unless duly executed in writing by each of the Parties.

9.       No Presumption Against Drafter. Each of the Parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. All Parties unequivocally agree that the drafter shall also not be held liable for any of the content contained in this agreement therein as the terms and conditions are duly agreed upon by both Parties.

10.      Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (a) in the event of any conflict between the terms of this Agreement and the original Loan agreement, the terms of this Agreement will prevail and govern; (b) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (c) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise; (d) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (e) the article, section, and subsection titles and headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions; (f) any reference in this Agreement to any “Party” or any other party shall be construed so as to include its successors in title, permitted assigns and permitted transferees; (g) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.

11.       Severability. Each of the warranties and representations is and shall be separate and independent and without prejudice to any other warranty or undertaking and, except where expressly stated, no clause or provision contained in this Agreement or any of the schedules governs or limits the extent or application of any such other clause or provision. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

12.       Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without reference to any principles of conflicts of laws, which might cause the application of the laws of another state. Any action instituted by either Party arising out of this Agreement shall only be brought, tried and resolved in the applicable federal and state courts having jurisdiction in the State of California. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE COURTS, STATE AND FEDERAL, HAVING JURISDICTION IN SAN FRANCISCO COUNTY IN THE STATE OF CALIFORNIA.

13.       Entire Agreement. The Parties warrant that no promise or inducement has been made been made or offered, excepting as herein set forth; that this Agreement is executed without reliance upon any statement or representation by any of the Parties released or their representatives concerning the nature or extent of injuries or damages or legal liability therefore. The Parties to this Agreement represent and acknowledge that this Agreement constitutes a single, integrated, written contract expressing the entire understanding and agreement between and among the Parties and regarding the releases set forth herein, and that all prior agreements, contracts, negotiations, promises, offers, acceptances, representations, warranties, covenants and understandings in any way relating to this Agreement and the releases set forth herein are merged and integrated into the terms and conditions of this Agreement.

14.       Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts hereof signed by each of the other parties.

IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been duly exercised by the parties hereto effective as of the Effective Date.

Assignor		Assignee

By:		By:
Print Name:		Print Name:
Title:	CEO of Ark7 Properties LLC	Title:	CEO of Ark7 Properties SERIES
#KYLBE LLC

By:
Print Name:
		Title:	CEO of Ark7 Properties Series
#MHQNN LLC

CONSENT

The Lender hereby acknowledges and consents to the above Assignment and Assumption Agreement, and as of its Effective Date. In executing its consent to this Assignment and Assumption Agreement, the Lender does not release the Assignor from any existing claims or remedies it may have against the Assignor.

Lender

By:
Print Name:
Title: